Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

C O N T A C T
Jennifer A. Olson-Goude
Investor and Media Relations
Tel: 612 303-6277
FOR IMMEDIATE RELEASE
Piper Jaffray Companies Announces 2010 Third Quarter Results
MINNEAPOLIS — October 20, 2010 — Piper Jaffray Companies (NYSE: PJC) today announced net income of $7.1 million, or $0.36 per diluted common share, for the third quarter ended September 30, 2010, compared to net income of $9.3 million, or $0.47 per diluted common share, for the third quarter of 2009 and net income of $7.4 million, or $0.36 per diluted common share, for the second quarter of 2010. Third quarter 2010 net revenues were $116.5 million, compared to $119.7 million in the year-ago period, and $127.7 million for the second quarter of 2010.
There were two non-core items that impacted third quarter 2010 financial results:
•	A decrease in compensation expense of $4.0 million after-tax, or $0.20 per diluted share, ($6.6 million pre-tax) related to the reversal of previously recognized expense for performance-based restricted stock awards that are no longer expected to be earned.
•	A $1.1 million after-tax, or $0.06 per diluted share, ($1.3 million pre-tax) charge, primarily related to the firm’s plans to restructure its European operations, and for headcount reductions in the Capital Markets segment. The firm expects to incur an estimated additional restructuring charge of between $7.5-$9.0 million in the fourth quarter of 2010 related to the restructuring plan for its European operations as more fully described below in the Capital Markets business segment results.
For the nine months ending September 30, 2010, net income was $14.9 million, or $0.75 per diluted common share, compared to $18.1 million, or $0.93 per diluted common share, in 2009. Net revenues were $353.7 million for the nine months, up 5 percent compared to the prior year.

“Our third quarter financial results reflected the lower activity industry-wide in growth company IPOs and reduced equity trading volumes. However, fixed income institutional brokerage revenues rebounded from the difficult sequential second quarter, advisory services revenues continued the solid trend, and municipal financing revenues were at the highest level year-to-date.” said Andrew S. Duff, chairman and chief executive officer.
Duff added: “We expect the economic recovery will proceed at a slower pace than originally anticipated earlier in the year, which will keep capital markets activity below historical levels for the next 12-18 months. Therefore, we expect the improvement in our business will also be slower than anticipated, but we are committed to improving our profitability and achieving a competitive return on equity. Our financial performance in Asia has been improving and the business is profitable. Our business in Europe continues to be challenged given the economic and market headwinds. During the quarter, we re-evaluated our European strategy and plan to restructure our operations to focus resources on two areas of strength: the distribution of U.S. and Asia securities to European institutional investors, and M&A advisory services aligned with our core global industry teams.”
Consolidated Expenses
For the third quarter, compensation and benefits expenses were $66.1 million, which included a $6.6 million reversal of a previously recognized compensation expense related to a performance-based restricted stock grant awarded to the firm’s senior leadership team in May 2008. This performance grant requires the firm to meet a return on adjusted common equity target of 11 percent over a twelve-month period by May 2013. If the target is met, the award vests in its entirety. Given current financial results and the economic environment, management has now determined it is not probable that the return on equity target will be achieved. Therefore, the previously recognized expense was reversed in the current period.

For the third quarter, compensation as a percentage of net revenues was 56.7 percent. The reversal of the prior compensation expense reduced the ratio by 5.6 percentage points. Compensation as a percentage of net revenues was 60.0 percent for the third quarter of 2009 and 60.9 for the second quarter of 2010.
Non-compensation expenses were $36.8 million, an increase of 14 percent compared to the third quarter of 2009, mainly driven by expenses related to Advisory Research, including intangible amortization, and the restructuring charge. Non-compensation costs decreased 3 percent compared to the second quarter of 2010.
Business Segment Results
The firm has two reportable business segments: Capital Markets and Asset Management. Consolidated net revenues and expenses are fully allocated to these two segments.
Capital Markets
Capital Markets generated pre-tax operating income of $9.3 million, compared to $15.0 million in the third quarter of 2009, and $8.9 million in the second quarter of 2010. Net revenues were $99.4 million, down 14 percent and 11 percent compared to the year-ago period and the second quarter of 2010, respectively.
•	Equity financing revenues were $19.8 million, an increase of 12 percent compared to the third quarter of 2009, mainly driven by increased revenues from Asia financings. Revenues decreased 43 percent compared to the second quarter of 2010, due to fewer completed transactions, particularly IPOs.

•	Fixed income financing revenues were $16.5 million, down 20 percent compared to the robust revenues during the same period last year, and up 15 percent compared to the second quarter of 2010, due to a higher number of transactions completed.

•	Advisory services revenues were $20.6 million, up 103 percent compared to the year-ago period, resulting from a higher aggregate value of completed transactions and higher revenue per transaction. Advisory services revenues were down 11 percent compared to the second quarter of 2010, mainly due to fewer completed transactions.

•	Equity institutional brokerage revenues were $24.3 million, down 23 percent and 12 percent, compared to the third quarter of 2009 and the second quarter of 2010, respectively. The decreases were mainly attributable to lower client volumes in U.S. equity securities.

•	Fixed income institutional brokerage revenues were $20.2 million, down 37 percent compared to the very robust year-ago period, and up 107 percent compared to the difficult second quarter of 2010. The increased revenues were mainly driven by improved performance in municipal products.

•	The firm plans to restructure its European operations to focus resources on two areas: the distribution of U.S. and Asia securities to European institutional investors, and merger and acquisition advisory services. As a result of the restructuring, the firm will exit the origination and distribution of European securities, and expects to incur an estimated restructuring charge of between $8.3-$9.8 million, the majority of which will be recorded in the fourth quarter of 2010. A total of $0.8 million was recorded in the third quarter of 2010 related to this restructuring. The firm will now be entering into a period of consultation with employees and expects to complete the transition by December 31, 2010.

•	An additional $0.3 million (after-tax) restructuring charge was recorded in the third quarter for a small number of headcount reductions across Capital Markets.

•	Operating expenses for the quarter were $90.1 million, down 11 percent and 13 percent, compared to the third quarter in 2009 and the second quarter of 2010, respectively. The decreased expenses were mainly due to lower compensation expenses as a result of the reversal of previously recognized expense related to the performance-based restricted stock award.
The following is a recap of completed deal information for the third quarter of 2010:
•	17 equity financings raising a total of $2.6 billion in capital.

•	161 tax-exempt issues with a total par value of $2.1 billion.

•	9 merger and acquisition transactions with an aggregate enterprise value of $1.5 billion. (The number of deals and the enterprise value include disclosed and undisclosed transactions.)

Asset Management
For the quarter ended September 30, 2010, asset management generated pre-tax operating income of $4.3 million, compared to $0.5 million in the third quarter of 2009, and $3.0 million in the second quarter of 2010. Net revenues were $17.0 million, compared to $3.8 million in the year-ago period, primarily attributable to the acquisition of Advisory Research. Asset management revenues increased 9 percent compared to the second quarter of 2010.
•	Operating expenses for the quarter were $12.7 million, compared to $3.2 million in the prior-year period, mainly attributable to the addition of Advisory Research expenses. Operating expenses were essentially the same as in the second quarter of 2010.

•	Assets under management (AUM) were $12.8 billion, compared to $6.7 billion a year ago. The increase was attributable to the acquisition of Advisory Research. AUM increased by $1.0 billion compared to the second quarter of 2010, which was mainly driven by the increase in equity prices during the quarter, offset in part by net asset outflows of $200 million.
Other Matters
In the third quarter of 2010, $15.2 million, or 540,532 shares, of the firm’s common stock were repurchased pursuant to a share repurchase authorization. The average price per share repurchased was $28.16. The firm has $59.8 million remaining on a share repurchase authorization which expires on September 30, 2012.
Additional Shareholder Information

	As of Sep. 30, 2010	As of June 30, 2010	As of Sep. 30, 2009
Number of employees:	1,082	1,083	1,024

Asset Management AUM:	$12.8 billion	$11.8 billion	$6.7 billion

Shareholders’ equity:	$804.7 million	$817.0 million	$781.8 million

Annualized Qtrly. Return on Avg. Adjusted Shareholders’ Equity[1]	4.0%	4.0%	5.5%

Book value per share:	$54.73	$53.71	$48.94

Tangible book value per share[2]:	$28.97	$28.67	$38.10

[1]	Adjusted shareholders’ equity equals total shareholders’ equity, including goodwill associated with acquisitions, less goodwill resulting from the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., by U.S. Bancorp. Annualized return on average adjusted shareholders’ equity is computed by dividing annualized net income by average monthly adjusted shareholders’ equity. Management believes that annualized return on adjusted shareholders’ equity is a meaningful measure of performance because it reflects equity deployed in our businesses after our spin off from U.S. Bancorp on December 31, 2003. The following table sets forth a reconciliation of shareholders’ equity to adjusted shareholders’ equity. Shareholders’ equity is the most directly comparable GAAP financial measure to adjusted shareholders’ equity.

	Average for the
	Three Months Ended	Three Months Ended	Three Months Ended
(Dollars in thousands)	Sept. 30, 2010	June 30, 2010	Sept. 30, 2009
Shareholders’ equity	$813,318	$836,210	$779,810
Deduct: goodwill attributable to PJC Inc. acquisition by USB	105,522	105,522	105,522

Adjusted shareholders’ equity	$707,796	$730,688	$674,288

[2]	Tangible shareholders’ equity equals total shareholders’ equity less all goodwill and identifiable intangible assets. Tangible book value per share is computed by dividing tangible shareholders’ equity by common shares outstanding. Management believes that tangible book value per share is a more meaningful measure of our book value per share. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity. The following is a reconciliation of shareholders’ equity to tangible shareholders’ equity:

	As of	As of	As of
(Dollars in thousands)	Sept. 30, 2010	June 30, 2010	Sept. 30, 2009
Shareholders’ equity	$804,682	$817,025	$781,750
Deduct: goodwill and identifiable intangible assets	378,697	380,880	173,117

Tangible shareholders’ equity	$425,985	$436,145	$608,633

Conference Call
Andrew S. Duff, chairman and chief executive officer, and Debbra L. Schoneman, chief financial officer, will host a conference call to discuss second quarter results on Wednesday, October 20, at 9 a.m. ET (8 a.m. CT). The call can be accessed via live audio webcast available through the firm’s Web site at www.piperjaffray.com or by dialing (800) 768-8804, or (212) 231-2903 internationally, and referencing reservation #21483850. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 11 a.m. ET on October 20 at the same Web address or by calling (800) 633-8284 and referencing reservation #21483850.
About Piper Jaffray
Piper Jaffray Companies (NYSE: PJC) is a leading, international investment bank and institutional securities firm, serving the needs of corporations, private equity groups, public entities, nonprofit clients and institutional investors. Founded in 1895, Piper Jaffray provides a broad set of products and services, including equity and debt capital markets products; public finance services; financial advisory services; equity and fixed-income institutional brokerage; equity research and fixed income analytics; and asset management services. Piper Jaffray headquarters are located in Minneapolis, Minnesota, with offices across the U.S. and in London and Hong Kong. Piper Jaffray & Co. is the firm’s principal operating subsidiary. (www.piperjaffray.com)
Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about general economic and market conditions, anticipated financial results (including expectations regarding revenue and expense levels, operating margins, the compensation ratio, earnings per share, and return on equity), the economic environment and prospects for capital markets transactions and institutional brokerage activity, current deal pipelines, return on equity performance and its impact on a long-term, performance-based equity award, the estimated restructuring charge related to, and future profitability of, our European operations, hiring activity and business prospects in Asia, tax rates, or other similar matters. These statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements, including (1) market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments (including market fluctuations or volatility) may adversely affect the environment for capital markets transactions and activity and our business, revenue levels and profitability, (2) the volume of anticipated investment banking transactions as reflected in our deal pipelines (and the net revenues we earn from such transactions) may differ from expected results if any transactions are delayed or not completed at all or if the terms of any transactions are modified, (3) we may not be able to compete successfully with other companies in the financial services industry, (4) our ability to manage expenses may be limited by the fixed nature of certain expenses as well as the impact from unanticipated expenses, (5) anticipated restructuring charges and tax rates involve significant judgment by management and could very from estimates, (6) the business operations that we conduct outside of the United States, including Asia, subject us to unique risks, (7) hiring of additional senior talent may not yield the benefits we anticipate or yield them within expected timeframes, and (8) the other factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2009, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov). Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
© 2010 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020
###

Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	Three Months Ended			Percent Inc/(Dec)		Nine Months Ended
	Sept. 30,	Jun. 30,	Sept. 30,	3Q ’10	3Q ’10	Sept. 30,	Sept. 30,	Percent
(Amounts in thousands, except per share data)	2010	2010	2009	vs. 2Q ’10	vs. 3Q ’09	2010	2009	Inc/(Dec)
Revenues:
Investment banking	$56,243	$71,745	$48,115	(21.6)%	16.9%	$171,736	$134,615	27.6%
Institutional brokerage	40,432	32,084	59,576	26.0	(32.1)	121,611	175,455	(30.7)
Interest	11,497	14,313	11,854	(19.7)	(3.0)	39,259	29,024	35.3
Asset management	16,812	15,873	3,568	5.9	371.2	41,839	9,817	326.2
Other income/(loss)	(368)	3,495	3,340	N/M	N/M	6,054	(1,209)	N/M

Total revenues	124,616	137,510	126,453	(9.4)	(1.5)	380,499	347,702	9.4

Interest expense	8,153	9,857	6,784	(17.3)	20.2	26,797	11,861	125.9

Net revenues	116,463	127,653	119,669	(8.8)	(2.7)	353,702	335,841	5.3

Non-interest expenses:
Compensation and benefits	66,058	77,678	71,802	(15.0)	(8.0)	208,832	201,503	3.6
Occupancy and equipment	8,853	8,056	7,703	9.9	14.9	24,578	21,901	12.2
Communications	5,943	6,199	5,474	(4.1)	8.6	18,631	17,003	9.6
Floor brokerage and clearance	2,879	3,307	2,974	(12.9)	(3.2)	8,803	9,088	(3.1)
Marketing and business development	5,863	6,095	5,498	(3.8)	6.6	17,280	13,362	29.3
Outside services	7,945	7,735	6,234	2.7	27.4	23,684	21,168	11.9
Restructuring-related expenses	1,333	—	—	N/M	N/M	1,333	3,572	(62.7)
Other operating expenses	4,011	6,747	4,402	(40.6)	(8.9)	15,992	10,700	49.5

Total non-interest expenses	102,885	115,817	104,087	(11.2)	(1.2)	319,133	298,297	7.0

Income before income tax expense	13,578	11,836	15,582	14.7	(12.9)	34,569	37,544	(7.9)

Income tax expense	6,524	4,458	6,316	46.3	3.3	19,627	19,427	1.0

Net income	7,054	7,378	9,266	(4.4)	(23.9)	14,942	18,117	(17.5)

Net income allocated to restricted participating shares	(1,639)	(1,666)	(1,690)	(1.6)	(3.0)	(3,271)	(3,254)	0.5

Net income applicable to common shareholders	$5,415	$5,712	$7,576	(5.2)%	(28.5)%	$11,671	$14,863	(21.5)%

Earnings per common share
Basic	$0.36	$0.36	$0.47	0.0%	(23.8)%	$0.75	$0.93	(19.4)%
Diluted	$0.36	$0.36	$0.47	0.0%	(23.3)%	$0.75	$0.93	(19.4)%

Weighted average number of common shares outstanding
Basic	15,035	15,901	16,031	(5.4)%	(6.2)%	15,588	16,001	(2.6)%
Diluted	15,038	15,925	16,131	(5.6)%	(6.8)%	15,626	16,039	(2.6)%

N/M — Not meaningful

1 of 2

Piper Jaffray Companies
Preliminary Unaudited Segment Data

	Three Months Ended			Percent Inc/(Dec)		Nine Months Ended
	Sept. 30,	Jun. 30,	Sept. 30,	3Q ’10	3Q ’10	Sept. 30,	Sept. 30,	Percent
(Dollars in thousands)	2010	2010	2009	vs. 2Q ’10	vs. 3Q ’09	2010	2009	Inc/(Dec)
Capital Markets

Investment banking
Financing
Equities	$19,839	$34,776	$17,769	(43.0)%	11.6%	$71,603	$45,126	58.7%
Debt	16,486	14,355	20,493	14.8	(19.6)	46,022	53,007	(13.2)
Advisory services	20,595	23,197	10,138	(11.2)	103.1	55,767	38,527	44.7

Total investment banking	56,920	72,328	48,400	(21.3)	17.6	173,392	136,660	26.9

Institutional sales and trading
Equities	24,292	27,501	31,438	(11.7)	(22.7)	78,720	92,484	(14.9)
Fixed income	20,159	9,733	32,101	107.1	(37.2)	57,268	95,072	(39.8)

Total institutional sales and trading	44,451	37,234	63,539	19.4	(30.0)	135,988	187,556	(27.5)

Other income/(loss)	(1,956)	2,423	3,954	N/M	N/M	2,452	1,644	49.1

Net revenues	99,415	111,985	115,893	(11.2)	(14.2)	311,832	325,860	(4.3)

Operating expenses	90,136	103,114	100,852	(12.6)	(10.6)	286,276	286,305	—

Segment pre-tax operating income	$9,279	$8,871	$15,041	4.6%	(38.3)%	$25,556	$39,555	(35.4)%

Segment pre-tax operating margin	9.3%	7.9%	13.0%			8.2%	12.1%

Asset Management

Management and performance fees	$16,812	$15,873	$3,568	5.9%	371.2%	$41,839	$9,817	326.2%

Other income/(loss)	236	(205)	208	N/M	13.5	31	164	(81.1)

Net revenues	17,048	15,668	3,776	8.8	351.5	41,870	9,981	319.5

Operating expenses	12,749	12,703	3,235	0.4	294.1	32,857	11,992	174.0%

Segment pre-tax operating income/(loss)	$4,299	$2,965	$541	45.0%	694.6%	$9,013	$(2,011)	N/M

Segment pre-tax operating margin	25.2%	18.9%	14.3%			21.5%	(20.1)%

Total

Net revenues	$116,463	$127,653	$119,669	(8.8)%	(2.7)%	$353,702	$335,841	5.3%

Operating expenses	102,885	115,817	104,087	(11.2)	(1.2)	319,133	298,297	7.0

Total segment pre-tax operating income	$13,578	$11,836	$15,582	14.7%	(12.9)%	$34,569	$37,544	(7.9)%

Pre-tax operating margin	11.7%	9.3%	13.0%			9.8%	11.2%

N/M	—	Not meaningful

2 of 2